                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                SCHEDULE 13G/A



                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 2)


                        Entercom Communications Corp.
------------------------------------------------------------------------------
                               (Name of Issuer)

                Class A Common Stock, par value $.01 per share
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  293639100
                                --------------
                                (CUSIP Number)

                              December 31, 2001
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           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)





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CUSIP No. 293639100                                                Page 2 of 5

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1. Name of Reporting Persons:  S. Gordon Elkins
I.R.S. Identification Nos. of above persons.  N/A
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group
--------------------------------------------------------------------------------
   (a)
--------------------------------------------------------------------------------
   (b)
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization         United States
--------------------------------------------------------------------------------
Number of Shares  5. Sole Voting Power            395,405
Beneficially      --------------------------------------------------------------
Owned By Each     6. Shared Voting Power        2,123,598
Reporting Person  --------------------------------------------------------------
With              7. Sole Dispositive Power       395,405
--------------------------------------------------------------------------------
                  8. Shared Dispositive Power   2,123,598
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person        2,519,003
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)                  7.2%
--------------------------------------------------------------------------------
12. Type of Reporting Person                                           IN
--------------------------------------------------------------------------------



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ITEM 1.

  (a) Name of Issuer: Entercom Communications Corp.

  (b) Address of Issuer's Principal Executive Offices: 401 City Avenue, Suite 409, Bala Cynwyd, PA 19004

ITEM 2.

  (a) Name of Person Filing:  S. Gordon Elkins

  (b) Address of Principal Business Office or, if none, Residence: 401 City Avenue, Suite 409, Bala Cynwyd, PA 19004

  (c) Citizenship:  United States

  (d) Title of Class of Securities: Class A Common Stock, par value $.01 per share

  (e) CUSIP Number:  293639100

ITEM 3.   N/A

ITEM 4.   OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:  2,519,003

      (b)   Percent of class:  7.2%

      (c)   Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote 395,405 (includes 5,834 vested options and 1,250 options that will vest on 2/25/02).

            (ii)  Shared power to vote or to direct the vote 2,123,598.

            (iii) Sole power to dispose or to direct the disposition of 395,405 (includes 5,834 vested options and 1,250 options that will vest on 2/25/02).

            (iv) Shares power to dispose or to direct the disposition of 2,123,598.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      N/A

ITEM 10.  CERTIFICATION

      N/A



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                                  SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 13, 2002
                                       -----------------------------------------
                                                       Date


                                               /s/ S. Gordon Elkins
                                       -----------------------------------------
                                                    Signature



                                                  S. Gordon Elkins
                                       -----------------------------------------
                                                    Name/Title